EXHIBIT 16.1

August 12, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Gigabeam Corporation under Item 4.01 of its Form 8-K dated August 7, 2008. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Gigabeam Corporation contained therein.

/s/ Marcum & Kliegman LLP